February 19, 1997

The Growth Fund of Washington, Inc.
1101 Vermont Avenue, N.W.
Washington, DC  20005

          Re:  Post-Effective Amendment No. 20 (the
               "Amendment")

Dear Sirs:

          As counsel for The Growth Fund of Washington, Inc. (the "Fund"), we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its Common Shares (the "Shares") under the Securities Act of 1933 (File No. 2-97999) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion that the Shares being registered pursuant to the Amendment will, when sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

          We consent to the filing of this opinion in connection with the Amendment which is filed pursuant to Section 24(e) under the Investment Company Act of 1940 on behalf of the Fund with the Securities and Exchange Commission.

                              Very truly yours,
                              Dechert Price & Rhoads


                       February 19, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  The Growth Fund of Washington, Inc. (the "Fund")
               Post-Effective Amendment No. 20, File No. 2-97999

Gentlemen:

          As counsel to the Fund, I represent pursuant to Rule 485(e) under the Securities Act of 1933 (the "Act") that the Fund's Post-Effective Amendment No. 20 to its Registration Statement under the Act does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of that Rule.

                              Sincerely,

                              Olivia P. Adler
OPA:vlp